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SUBSIDIARIES OF NEWMONT MINING CORPORATION

NAME                                     OWNERSHIP      PLACE OF INCORPORATION
Newmont Gold Company ("NGC")               93.75%              Delaware

Santa Fe Pacific Gold Corporation       100% by NGC            Delaware

Hospah Coal Company                     100% by NGC            Delaware

Minera Yanacocha, S.A.                51.35% by NGC            Peru

PT Newmont Minahasa Raya                 80% by NGC            Indonesia